SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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BERRY PETROLEUM COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0079387 (I.R.S. Employer Identification Number)
5201 Truxtun Avenue, Suite 300
Bakersfield, California 93309
(661) 616-3900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
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Robert F. Heinemann
5201 Truxtun Avenue, Suite 300
Bakersfield, California 93309
(661) 616-3900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
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Copies of all communications to:
Laura K. McAvoy
Musick, Peeler & Garrett, LLP
2801 Townsgate Road, Suite 200
Westlake Village, California 91361
(805) 418-3115
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Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
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If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (2)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Debt Securities (which may be senior or subordinated, convertible or non-convertible) Preferred Stock, par value $0.01 per share Class A Common Stock, par value $0.01 per share (1) Warrants Total
(1)  Includes rights to purchase shares of Series B Junior Participating Preferred Stock upon the occurrence of certain events pursuant to the Berry Petroleum Company Rights Agreement dated December 8, 1999.

(2)  An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee.
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PROSPECTUS

BERRY PETROLEUM COMPANY

Debt Securities
Preferred Stock
Class A Common Stock
Warrants
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The following are types of securities that we may offer, issue and sell from time to time, together or separately: debt securities, which may be senior debt securities or subordinated debt securities and may be convertible; shares of our preferred stock; shares of our Class A Common Stock; and warrants to purchase debt or equity securities.

This prospectus contains summaries of the general terms of these securities. At the time of each offering we will provide the specific terms, manner of offering and the initial public offering price of the securities in a supplement to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you decide to invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer and sell these securities through one or more underwriters, dealers and agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

Our Class A Common Stock is listed on the New York Stock Exchange under the symbol "BRY." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

You should consider carefully the risk factors beginning on page 6 of this prospectus before purchasing any of our securities.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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This prospectus is dated June 15, 2006.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS
INCORPORATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
BERRY PETROLEUM COMPANY
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF WARRANTS
VALIDITY OF OFFERED SECURITIES
EXPERTS
Page 4 4 5 5 6 6 12 13 13 13 14 16 17 17 17

ABOUT THIS PROSPECTUS

This prospectus is part of a "shelf" registration statement that we filed with the U.S. Securities and Exchange Commission ("SEC"). By using a shelf registration statement, we may sell from time to time in one or more offerings any combination of the securities described in this prospectus. For further information about the securities and us, you should refer to our registration statement and its exhibits. The registration statement can be obtained from the SEC as described below under the heading "Where You Can Find More Information." References in this prospectus to "we," "our" or "us" refer to Berry Petroleum Company and its direct and indirect subsidiaries.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains more specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information included in our reports, proxy statements and other information filed with the SEC. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

You should rely only on information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus and information that we previously filed with the SEC and incorporated by reference in this prospectus is accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

INCORPORATION BY REFERENCE

The SEC allows us to "incorporate by reference" information we file with it. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus. Information we file with the SEC after the date of this prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus.

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the effectiveness of this registration statement and before the termination of the offering.

•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Our Current Reports on Form 8-K and 8-K/A filed on February 2, 2006, February 8, 2006, March 23, 2006 and June 8, 2006;

•	The description of our Class A Common Stock contained in our Registration Statement on Form 8-A which was declared effective by the Securities and Exchange Commission on or about October 20, 1987;

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The description of our Rights to Purchase Series B Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 7, 1999; and

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All other documents filed by us with the SEC under Sections 13 and 14 of the Securities Exchange Act of 1934 after the date of this prospectus but before the end of the offering of the securities made by this prospectus.

As a recipient of this prospectus, you may request a copy of any document we incorporate by reference, except exhibits to the documents that are not specifically incorporated by reference, at no cost to you, by writing or calling us at:

Berry Petroleum Company
Attn: Investor Relations
5201 Truxtun Avenue, Suite 300
Bakersfield, California 93309
(661) 616-3900

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available over the Internet at the SEC's web site at http://www.sec.gov and at our web site at http://www.bry.com. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute part of this prospectus.

This prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement. You may also read and copy any document we file with the SEC at the SEC's public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect the reports and other information we file with the SEC at:

New York Stock Exchange
20 Broad Street
New York, New York 10005.

FORWARD-LOOKING STATEMENTS

Safe harbor under the "Private Securities Reform Act of 1995." Any statements in this prospectus that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as "expect," "could," "would," "may," "believe," "estimate," "anticipate," "intend," "plans," other forms of those words and others indicate forward-looking statements, but their absence does not mean that a statement is not forward-looking. A statement is forward-looking if the discussion involves strategy, beliefs, plans, targets, or intentions.

Forward-looking statements are made based on our management's current expectations and beliefs concerning future developments and their potential effects upon us. Important factors which could affect actual results are discussed in detail in the following pages of this document.

BERRY PETROLEUM COMPANY

We are an independent energy company engaged in the production, development, acquisition, exploitation and exploration of crude oil and natural gas. While we were incorporated in Delaware in 1985 and have been a publicly traded company since 1987, we can trace our roots in California oil production back to 1909. Currently, our principal reserves and producing properties are located in the San Joaquin Valley, Los Angeles and Ventura Basins in California, the Uinta Basin in northeastern Utah and the Denver-Julesburg and Piceance Basins in Colorado.

Berry Petroleum Company is a Delaware corporation. Our corporate headquarters and principal executive offices are located at 5201 Truxtun Avenue, Suite 300, Bakersfield, California 93309, and our telephone number is (661) 616-3900.

RISK FACTORS

You should carefully consider the risks described below, in addition to the other information set forth or incorporated by reference in this prospectus, before purchasing our securities. If any of the following risks actually occur, our business, operating results and financial condition could be materially adversely affected. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

RISKS RELATED TO US AND OUR BUSINESS

Oil and gas prices fluctuate widely, and low prices for an extended period of time are likely to have a material adverse impact on our business. Our revenues, profitability and future growth and reserve calculations depend substantially on reasonable prices for oil and gas. These prices also affect the amount of our cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we can borrow under our credit facility is subject to periodic asset redeterminations based in part on changing expectations of future crude oil and natural gas prices. Lower prices may also reduce the amount of oil and gas that we can produce economically.

Among the factors that can cause fluctuations are:

•	domestic and foreign supply of oil and natural gas;
•	price and availability of alternative fuels;
•	weather conditions;
•	level of consumer demand;
•	price of foreign imports;
•	world-wide economic conditions;
•	political conditions in oil and gas producing regions; and
•	domestic and foreign governmental regulations.

We have crude oil hedges on 10,000 Bbl/D for 4 years beginning in 2006. We have an oil collar in place based on WTI pricing with a $47.50 floor and a $70 ceiling. We have also hedged a portion of our natural gas production from 2006 through 2008 utilizing collars at various price levels.

Our heavy crude in California is less economic than lighter crude oil and natural gas. As of December 31, 2005, approximately 74% of our proved reserves or 93 million barrels, consisted of heavy oil, light crude oil represented 8% and natural gas represented 18% of our oil and gas reserves. Our objective is to diversify our predominantly heavy crude oil base with light crude oil and natural gas.

In November 2005, we entered into a new crude oil sales contract for our California production for deliveries beginning February 1, 2006 and ending January 31, 2010. The per barrel price, calculated on a monthly basis and blended across the various producing locations, is the higher of 1) the WTI NYMEX crude oil price less a fixed differential approximating $8.15, or 2) heavy oil field postings plus a premium of approximately $1.35.

A widening of commodity differentials may adversely impact our revenues and per barrel economics. Both our produced crude oil and natural gas are subject to pricing in the local markets where the production occurs. It is customary that such products are priced based on local or regional supply and demand factors. California heavy crude sells at a discount to WTI, the U.S. benchmark crude oil, primarily due to the additional cost to refine gasoline or light product out of a barrel of heavy crude. Our Utah light crude also is currently priced at $9.00 below WTI through September 30, 2006. Beginning October 1, 2006 through September 30, 2007, 1,500 Bbl/D of our Utah light crude oil barrels then contracted for sale will be sold at the refiner’s posting price. Natural gas field prices are normally priced off of Henry Hub NYMEX price, the benchmark for U.S. natural gas. While we attempt to contract for the best possible price in each of our producing locations, there is no assurance that past price differentials will continue into the future. Numerous factors may influence local pricing, such as refinery capacity, particularly for black wax crude, pipeline capacity and specifications, upsets in the mid-stream or downstream sectors of the industry, trade restrictions, governmental regulations, etc. We may be adversely impacted by a widening differential on the products sold.

Market conditions or operational impediments may hinder our access to crude oil and natural gas markets or delay our production. Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines, processing facilities and refineries owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut in wells for a lack of a market or because of inadequacy or unavailability of natural gas pipelines, gathering system capacity, processing facilities or refineries. If that were to occur, then we would be unable to realize revenue from those wells until arrangements were made to deliver the production to market.

Factors that can cause price volatility for crude oil and natural gas include:

•	availability and capacity of refineries;
•	availability of gathering systems with sufficient capacity to handle local production;
•	seasonal fluctuations in local demand for production;
•	local and national gas storage capacity;
•	interstate pipeline capacity; and
•	availability and cost of gas transportation facilities.

    Currently all Brundage Canyon crude oil production, which is approximately 40 degree API gravity, is sold under a contract at WTI less a fixed differential approximating $9.00 per barrel. However, effective October 1, 2006, the pricing of the production will be at the refiner’s posted price and the production subject to this contract will be 1,500 Bbl/D. This contract expires on September 30, 2007. Production from this area approximates 4,800 Bbl/D. We are investigating other market opportunities for the remainder of this crude oil. The majority of this crude oil, while light, is a “paraffinic” crude, and can be processed efficiently by only a limited number of refineries. Increasing production of this type crude in this region, as well as increasing Canadian crude exports, is resulting in a downward pricing pressure. If market prices continue to deteriorate, we may allocate capital expenditures to projects which produce natural gas and crude oils with lower paraffinic content and/or a better margin until the refinery constraint is resolved.

We may be subject to the risk of adding additional steam generation equipment if the electrical market deteriorates significantly. We may be subject to the risk of adding additional steam generation equipment if the electrical market deteriorates significantly. We are dependent on several cogeneration facilities that provide over half of our steam requirement. These facilities are dependent on reasonable electrical contracts. If, for any reason, we were unable to enter into an electrical contract or were to lose an existing contract, we may not be able to supply 100% of the steam requirements necessary to maximize production from our heavy oil assets. An additional investment in various steam sources may be necessary to replace such steam, and there may be risks and delays in being able to install conventional steam equipment due to permitting requirements. The financial cost and timing of such investment may adversely affect our production, capital outlays and cash provided by operating activities. We have electricity contracts covering most of our electricity generation which contracts expire in 2009.

A shortage of natural gas in California could adversely affect our business. We may be subject to the risks associated with a shortage of natural gas and/or the transportation of natural gas into and within California. We are highly dependent on sufficient volumes of natural gas that we use for fuel in generating steam in our heavy oil operations in California. If the required volume of natural gas for use in our operations were to be unavailable or too highly priced to produce heavy oil economically, our production could be adversely impacted. We have firm transportation to move 12,000 MMBtu/D on the Kern River Pipeline from the Rocky Mountains to Kern County, CA. This volume is approximately one-third of our current requirement.

Our use of oil and gas price hedging contracts involves credit risk and may limit future revenues from price increases and result in significant fluctuations in net income and shareholders’ equity. We use hedging transactions with respect to a portion of our oil and gas production to achieve more predictable cash flow and to reduce our exposure to a significant decline in the price of crude oil. While the use of hedging transactions limits the downside risk of price declines, their use may also limit future revenues from price increases. Hedging transactions also involve the risk that the counterparty may be unable to satisfy its obligations. We utilize several counterparties for our hedging contracts.

Our future success depends on our ability to find, develop and acquire oil and gas reserves. To maintain production levels, we must locate and develop or acquire new oil and gas reserves to replace those depleted by production. Without successful exploration, exploitation or acquisition activities, our reserves, production and revenues will decline. We may not be able to find and develop or acquire additional reserves at an acceptable cost. In addition, substantial capital is required to replace and grow reserves. If lower oil and gas prices or operating difficulties result in our cash flow from operations being less than expected or limit our ability to borrow under credit arrangements, we may be unable to expend the capital necessary to locate and develop or acquire new oil and gas reserves.

Actual quantities of recoverable oil and gas reserves and future cash flows from those reserves , future production, oil and gas prices, revenues, taxes, development expenditures and operating expenses most likely will vary from estimates. Estimating accumulations of oil and gas is complex. The process relies on interpretations of available geologic, geophysical, engineering and production data. The extent, quality and reliability of this data can vary. The process also requires certain economic assumptions, such as oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds, some of which are mandated by the SEC. The accuracy of a reserve estimate is a function of:

•	quality and quantity of available data;
•	interpretation of that data; and
•	accuracy of various mandated economic assumptions.

Any significant variance could materially affect the quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of development and exploration and prevailing oil and gas prices.

In accordance with SEC requirements, we base the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.

If oil or gas prices decrease, we may be required to take writedowns. We may be required to writedown the carrying value of our oil and gas properties when oil or gas prices are low, including basis differentials, or there are substantial downward adjustments to our estimated proved reserves, increases in estimates of development costs or deterioration in exploration or production results.

We capitalize costs to acquire, find and develop our oil and gas properties under the successful efforts accounting method. If net capitalized costs of our oil and gas properties exceed fair value, we must charge the amount of the excess to earnings. We review the carrying value of our properties annually and at any time when events or circumstances indicate a review is necessary, based on prices in effect as of the end of the reporting period. The carrying value of oil and gas properties is computed on a field-by-field basis. Once incurred, a writedown of oil and gas properties is not reversible at a later date even if oil or gas prices increase.

Competitive industry conditions may negatively affect our ability to conduct operations. Competition in the oil and gas industry is intense, particularly with respect to the acquisition of producing properties and proved undeveloped acreage. Major and independent oil and gas companies actively bid for desirable oil and gas properties, as well as for the equipment and labor required to operate and develop their properties. Many of our competitors have financial resources that are substantially greater, which may adversely affect our ability to compete within the industry.

Drilling is a high-risk activity. Our future success will partly depend on the success of our drilling program. In addition to the numerous operating risks described in more detail below, these drilling activities involve the risk that no commercially productive oil or gas reservoirs will be discovered. In addition, we are often uncertain as to the future cost or timing of drilling, completing and producing wells. Furthermore, drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	obtaining government and tribal required permits;
•	unexpected drilling conditions;
•	pressure or irregularities in formations;
•	equipment failures or accidents;
•	adverse weather conditions;
•	compliance with governmental or landowner requirements; and
•	shortages or delays in the availability of drilling rigs and the delivery of equipment and/or services.

The oil and gas business involves many operating risks that can cause substantial losses; insurance may not protect us against all of these risks. These risks include:

• fires;

• explosions;

• blow-outs;

• uncontrollable flows of oil, gas, formation water or drilling fluids;

• natural disasters;

• pipe or cement failures;

• casing collapses;

• embedded oilfield drilling and service tools;

• abnormally pressured formations;

• major equipment failures, including cogeneration facilities; and

• environmental hazards such as oil spills, natural gas leaks, pipeline ruptures and discharges of toxic gases.

If any of these events occur, we could incur substantial losses as a result of:

• injury or loss of life;

• severe damage or destruction of property, natural resources and equipment;

• pollution and other environmental damage;

• investigatory and clean-up responsibilities;

• regulatory investigation and penalties;

• suspension of operations; and

• repairs to resume operations.

If we experience any of these problems, our ability to conduct operations could be adversely affected. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect us. In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. We do not carry business interruption insurance. We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, we cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations. While we intend to obtain and maintain appropriate insurance coverage for these risks, there can be no assurance that our operations will not expose us to liabilities exceeding such insurance coverage or to liabilities not covered by insurance.

We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of doing business. Our development, exploration, production and marketing operations are regulated extensively at the federal, state and local levels. In addition, a portion of our leases in the Uinta Basin are, and some of our future leases may be, regulated by Native American tribes. Environmental and other governmental laws and regulations have increased the costs to plan, design, drill, install, operate and abandon oil and natural gas wells. Under these laws and regulations, we could also be liable for personal injuries, property damage and other damages. Failure to comply with these laws and regulations may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, public interest in environmental protection has increased in recent years, and environmental organizations oppose certain drilling projects and/or access to prospective lands and file litigation to attempt to stop projects.

Part of the regulatory environment in which we operate includes, in some cases, federal requirements for obtaining environmental assessments, environmental impact studies and/or plans of development before commencing exploration and production activities. In addition, our activities are subject to the regulation by oil and natural gas-producing states and one Native American tribe of conservation practices and protection of correlative rights. These regulations affect our operations and limit the quantity of oil and natural gas we may produce and sell. A major risk inherent in our drilling plans is the need to obtain drilling permits from state, local and Native American tribal authorities. Delays in obtaining regulatory approvals or drilling permits, the failure to obtain a drilling permit for a well or the receipt of a permit with unreasonable conditions or costs could have a negative effect on our ability to explore on or develop its properties. Additionally, the oil and natural gas regulatory environment could change in ways that might substantially increase the financial and managerial costs to comply with the requirements of these laws and regulations and, consequently, adversely affect our profitability.

Property acquisitions are a component of our growth strategy, and our failure to complete future acquisitions successfully could reduce our earnings and slow our growth. Our business strategy has emphasized growth through strategic acquisitions, but we may not be able to continue to identify properties for acquisition or we may not be able to make acquisitions on terms that we consider economically acceptable. There is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our strategy of completing acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. If we are unable to achieve strategic acquisitions, our growth may be impaired, thus impacting earnings, cash from operations and reserves.

Acquisitions are subject to the uncertainties of evaluating recoverable reserves and potential liabilities. Our recent growth is due in part to acquisitions of producing properties, and we expect acquisitions will continue to contribute to our future growth. Successful acquisitions require an assessment of a number of factors, many of which are beyond our control. These factors include recoverable reserves, exploration potential, future oil and natural gas prices, operating costs, production taxes and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties, which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, our review may not allow us to become sufficiently familiar with the properties, and we do not always discover structural, subsurface and environmental problems that may exist or arise. Our review prior to signing a definitive purchase agreement may be even more limited.

We generally are not entitled to contractual indemnification for preclosing liabilities, including environmental liabilities, on acquisitions. Often, we acquire interests in properties on an "as is" basis with limited remedies for breaches of representations and warranties. If material breaches are discovered by us prior to closing, we could require adjustments to the purchase price or if the claims are significant, we or the seller may have a right to terminate the agreement. We could also fail to discover breaches or defects prior to closing and incur significant unknown liabilities, including environmental liabilities, or experience losses due to title defects, for which we would have limited or no contractual remedies or insurance coverage.

There are risks in acquiring producing properties, including difficulties in integrating acquired properties into our business, additional liabilities and expenses associated with acquired properties, diversion of management attention, and costs of increased scope, geographic diversity and complexity of our operations. Increasing our reserve base through acquisitions is an important part of our business strategy. Our failure to integrate acquired businesses successfully into our existing business, or the expense incurred in consummating future acquisitions, could result in our incurring unanticipated expenses and losses. In addition, we may have to assume cleanup or reclamation obligations or other unanticipated liabilities in connection with these acquisitions. The scope and cost of these obligations may ultimately be materially greater than estimated at the time of the acquisition.

In connection with future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations.

Possible future acquisitions could result in our incurring additional debt, contingent liabilities and expenses, all of which could have a material adverse effect on our financial condition and operating results.

The loss of key personnel could adversely affect our business. We depend to a large extent on the efforts and continued employment of our executive management team and other key personnel. The loss of the services of these or other key personnel could adversely affect our business, and we do not maintain key man insurance on the lives of any of these persons. Our drilling success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced geologists, engineers, landmen and other professionals. Competition for many of these professionals is intense. If we cannot retain our technical personnel or attract additional experienced technical personnel, our ability to compete could be harmed.

We have limited control over the activities on properties that we do not operate. Although we operate most of the properties in which we have an interest, other companies operate some of the properties. We have limited ability to influence or control the operation or future development of these nonoperated properties or the amount of capital expenditures that we are required to fund their operation. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence or control the operation and future development of these properties could have a material adverse effect on the realization of our targeted returns or lead to unexpected future costs.

We may not adhere to our proposed drilling schedule. Our final determination of whether to drill any scheduled or budgeted wells will depend on a number of factors, including:

•	results of our exploration efforts and the acquisition, review and analysis of our seismic data, if any;
•	availability of sufficient capital resources to us and any other participants for the drilling of the prospects;
•	approval of the prospects by other participants after additional data has been compiled;
•	economic and industry conditions at the time of drilling, including prevailing and anticipated prices for oil and natural gas and the availability and prices of drilling rigs and crews; and
•	availability of leases, license options, farm-outs, other rights to explore and permits on reasonable terms for the prospects.

Although we have identified or budgeted for numerous drilling prospects, we may not be able to lease or drill those prospects within our expected time frame, or at all. In addition, our drilling schedule may vary from our expectations because of future uncertainties and rig availability and access to our drilling locations utilizing available roads. As of June 1, 2006, we own three drilling rigs and have additional one-year contract commitments on another three drilling rigs.

We may incur losses as a result of title deficiencies. We acquire from third parties or directly from the mineral fee owners working and revenue interests in the oil and natural gas leaseholds and estates upon which we will perform our exploration activities. The existence of a material title deficiency can reduce the value or render a property worthless thus adversely affecting the results of our operations and financial condition. Title insurance covering mineral leaseholds is not always available and when available is not always obtained. As is customary in our industry, we rely upon the judgment of staff and independent landmen who perform the field work of examining records in the appropriate governmental offices and abstract facilities before attempting to acquire or place under lease a specific mineral interest and/or undertake drilling activities. We, in some cases, perform curative work to correct deficiencies in the marketability of the title to us. In cases involving title problems, the amount paid for affected oil and natural gas leases or estates can be generally lost, and a prospect can become undrillable.

RISKS RELATED TO HOLDING OUR COMMON STOCK

The market price of our common stock is volatile. The trading price of our common stock and the price at which we may sell common stock in the future are subject to large fluctuations in response to any of the following:

• limited trading volume in our common stock;

• quarterly variations in operating results;

• our involvement in litigation;

• general financial market conditions;

• prices of oil and natural gas;

• announcements by us and our competitors;

• our liquidity;

• our ability to raise additional funds;

• changes in government and/or tribal regulations;

• success or failure of exploration projects and development; and

• other events.

We have certain anti-takeover provisions that could inhibit an acquisition of the common stock at a premium price. The rights that have been issued under our shareholder rights plan would cause substantial dilution to anyone who attempted to acquire us on terms not approved by our board of directors. A change of control (as defined in our agreement) will generate an event of default under our bank credit agreements and will make any borrowings under these agreements immediately due. These provisions may have the effect of discouraging unsolicited takeover proposals. The shareholder rights plan and the change of control provisions relating to our long-term indebtedness together may discourage transactions that could entail the payment to shareholders of a premium over the prevailing market price of the common stock.

Sales of substantial amounts of shares of our common stock could cause the price of our common stock to decrease. This prospectus covers the potential issuance by us of a substantial number of shares of our common stock. Our stock price may decrease due to the additional amount of shares available in the market.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our historical ratio of earnings to fixed charges for the three months ended March 31, 2006 and for each of the years in the five-year period ended December 31, 2005.

	Three Months Ended	Year Ended December 31,
	March 31, 2006	2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges	18.5x	28.9x	45.3x	28.1x	36.9x	8.9x

     For purposes of this table, "earnings" consists of income before income taxes plus fixed charges and less capitalized interest. "Fixed charges" consists of interest expense and capitalized interest.

USE OF PROCEEDS

Unless we have indicated otherwise in the accompanying prospectus supplement, we expect to use the net proceeds we receive from any offering of these securities for our general corporate purposes, including working capital, repayment or reduction of debt, capital expenditures, acquisitions of additional oil and natural gas properties or companies owning oil and natural gas properties and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other short-term indebtedness.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

On May 17, 2006, our Board of Directors approved a two-for-one split of our common stock. Stockholders of record as of May 17, 2006 were entitled to one additional share for every share outstanding, which was distributed on June 2, 2006. The following table sets forth the restated earnings per share, cash dividends declared per share and average shares outstanding data to reflect the effect of the stock split and other selected financial data (in thousands, except per share amounts):

	Three Months Ended March 31,		Year Ended December 31,

	2006	2005	2005	2004	2003	2002	2001
OPERATING RESULTS:
Operating revenue	$117,594	$87,995	$406,725	$274,946	$180,864	$131,369	$137,757
Net income	23,251	22,505	112,356	69,187	32,363	29,210	20,985
Basic earnings per share:
Net income	$0.53	$0.51	$2.55	$1.58	$0.74	$0.67	$0.48
Diluted earnings per share:
Net income	$0.52	$0.50	$2.50	$1.54	$0.73	$0.67	$0.47
Weighted average number of shares outstanding:
Basic	43,988	43,962	44,082	43,788	43,544	43,482	43,946
Assuming dilution	45,004	44,940	44,980	44,940	44,062	43,804	44,324
Dividends per share	$0.065	$0.06	$0.30	$0.26	$0.235	$0.20	$0.20

	March 31,		December 31,
	2006		2005	2004	2003	2002	2001
BALANCE SHEET INFORMATION:
Working capital	$(40,221)		$(54,757)	$(3,840)	$(3,540)	$(2,892)	$6,314
Total assets	$824,975		$635,051	$412,104	$340,377	$259,325	$238,779
Long-term debt	$249,000		$75,000	$28,000	$50,000	$15,000	$25,000
Shareholders' equity	$331,661		$334,210	$263,086	$197,338	$172,774	$153,590

The selected historical data in the table above for the three-month periods ended March 31, 2006 and 2005 were derived from our unaudited consolidated financial statements. The data for the five years ended December 31, 2005 were derived from our audited consolidated financial statements.

Financial information incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 has not been restated to reflect the two-for-one stock split.

DESCRIPTION OF DEBT SECURITIES

The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Unless otherwise specified in the applicable prospectus supplement, the trustee under the indentures will be Wells Fargo Bank, National Association. The forms of indentures are filed as exhibits to the registration statement of which this prospectus forms a part. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time which are permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of Berry Petroleum Company. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness. The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

DESCRIPTION OF PREFERRED STOCK

This section summarizes the general terms of the preferred stock that we may offer. The prospectus supplement relating to a particular series of preferred stock offered will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summary in this section and in any prospectus supplement does not describe every aspect of the preferred stock and is subject to and qualified in its entirety by reference to all the provisions of our restated certificate of incorporation, the certificate of designation relating to the applicable series of preferred stock and the Delaware General Corporation Law. The certificate of designation will be filed as an exhibit to or incorporated by reference in the registration statement.

Our restated certificate of incorporation authorizes us to issue 2,000,000 shares of preferred stock, par value of $.01 per share. As of June 1, 2006, no shares of preferred stock were outstanding, and 250,000 were reserved for issuance under our Shareholder Rights Agreement. We may issue preferred stock from time to time in one or more classes or series with such rights and preferences, including voting, dividend and conversion rights and other terms, as our board of directors may establish without any further authorization by the shareholders.

The preferred stock that we may offer will be issued in one or more classes or series. The prospectus supplement relating to the particular class or series of preferred stock will describe the specific terms of the class or series, including:

•	the designation and stated value, if any, per share and the number of shares offered;

•	the amount of liquidation preference per share and any priority relative to any other class or series of preferred stock or common stock;

•	the initial public offering price at which shares will be issued;

•	the dividend rate (or method of calculation), the dates on which dividends will be payable and the dates from which dividends will commence to cumulate, if any;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions.

General

The holders of preferred stock will have no preemptive rights. Upon issuance against full payment of the purchase price, the preferred stock will be fully paid and non-assessable. Unless otherwise provided in the prospectus supplement relating to the particular class or series, the preferred stock will have the rights described below.

Dividends

The preferred stock will be preferred over any class or series of common stock as to payment of dividends. Before we can declare, pay or set apart for payment any dividends or distributions, other than dividends or distributions payable in common stock, on the common stock, we will pay dividends to the holders of shares of each class and series of preferred stock entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the prospectus supplement. For each class or series of preferred stock, the dividends on each share of the class or series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest.

Liquidation

The preferred stock will be preferred over the common stock as to asset distributions so that the holders of each class and series of preferred stock will be entitled to be paid the amount stated in the applicable prospectus supplement upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock. If upon any liquidation, dissolution or winding up, our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, unless otherwise described in a prospectus supplement, our entire remaining net assets will be distributed among the holders of each class and series of preferred stock in amounts proportional to the full amounts to which the holders of each class and series are entitled.

Redemption or Conversion

The shares of any class or series of preferred stock will be redeemable or will be convertible into shares of common stock or any other class or series of preferred stock to the extent described in the prospectus supplement relating to the series.

DESCRIPTION OF COMMON STOCK

We are authorized to issue up to 100,000,000 shares of Class A Common Stock, par value $.01 per share, and up to 3,000,000 shares of Class B Common Stock, par value $.01 per share. As of June 2, 2006, there were 42,218,526 shares of Class A Common Stock and 1,797,784 shares of Class B Common Stock outstanding.

If we issue any common stock under this prospectus, we will issue shares of Class A Common Stock. This section summarizes the general terms of our Class A Common Stock and Class B Common Stock. The prospectus supplement relating to the common stock offered will state the number of shares offered, the initial offering price and market price, dividend information and any other relevant information. The summary in this section and in the prospectus supplement does not describe every aspect of the common stock and is subject to and qualified in its entirety by reference to all the provisions of our restated certificate of incorporation and bylaws and the Delaware General Corporation Law.

General

Shares of Class A Common Stock and Class B Stock are each entitled to one vote and 95% of one vote, respectively. Each share of Class B Stock is entitled to a $0.50 per share preference in the event of liquidation or dissolution. Further, each share of Class B Stock is convertible into one share of Class A Common Stock at the option of the holder. All shares of common stock have equal rights to participate in dividends. Stockholders have the right to vote their shares on a cumulative basis with respect to the election of directors. Shares of common stock carry no conversion rights, other than the right to convert shares of Class B Common Stock into Shares of Class A Common Stock, carry no preemptive or subscription rights and are not subject to redemption. All outstanding shares of common stock are, and any shares of common stock issued upon conversion of any convertible securities will be, fully paid and non-assessable. We may pay dividends on the common stock when, as and if declared by our board of directors. Dividends may be declared in the discretion of the board of directors from funds legally available, subject to any restrictions under agreements related to our indebtedness.

The outstanding shares of Class A Common Stock are listed on the New York Stock Exchange and trade under the symbol "BRY." The transfer agent, registrar and dividend disbursement agent for the common stock is Mellon Investor Services.

Shareholder Rights

In November 1999, we adopted a Shareholder Rights Agreement and declared a dividend distribution of one Right for each outstanding share of Class A Common Stock and Class B Common Stock on December 8, 1999. As a result of a subsequent 2-for-1 stock split, one-half of a Right is now associated with each outstanding share of Class A Common Stock and Class B Common Stock. Each Right, when exercisable, entitles the holder to purchase one one-hundredth of a share of a Series B Junior Participating Preferred Stock, or in certain cases other securities, for $38.00. The exercise price and number of shares issuable are subject to adjustment to prevent dilution. The Rights would become exercisable, unless earlier redeemed by us, 10 days following a public announcement that a person or group has acquired, or obtained the right to acquire, 20% or more of the outstanding shares of Class A Common Stock or 10 business days following the commencement of a tender or exchange offer for such outstanding shares which would result in such person or group acquiring 20% or more of the outstanding shares of Class A Common Stock, either event occurring without our prior consent.

The Rights will expire on December 8, 2009 or may be redeemed by us at $.01 per Right prior to that date unless they have theretofore become exercisable. The Rights do not have voting or dividend rights, and until they become exercisable, have no diluting effect on our earnings. A total of 250,000 shares of our preferred stock has been designated Series B Junior Participating Preferred Stock and reserved for issuance upon exercise of the Rights.

DESCRIPTION OF WARRANTS

The following is a description of the general terms and provisions of the warrants. The particular terms of any series of warrants will be described in a prospectus supplement. If so indicated in a prospectus supplement, the terms of that series may differ from the terms set forth below.

General

We may issue warrants to purchase debt securities, preferred stock or common stock. Warrants may be issued independently or together with any debt securities, preferred stock or common stock and may be attached to or separate from the debt securities, preferred stock or common stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

You should review the applicable prospectus supplement for the specific terms of any warrants that may be offered including the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•
the designation, aggregate principal amount, denominations and terms of the debt securities purchasable upon exercise of a warrant to purchase debt securities and the price at which the debt securities may be purchased upon exercise;

•
the designation, stated value, terms (including liquidation, dividend, conversion and voting rights), number of shares and purchase price per share of the class or series of preferred stock purchasable upon the exercise of warrants to purchase shares of preferred stock;

•	the number of shares and the purchase price per share of common stock purchasable upon the exercise of warrants to purchase shares of common stock;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

•	information relating to book-entry procedures, if any;

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

VALIDITY OF OFFERED SECURITIES

The validity of the offered securities and other matters in connection with any offering of the securities will be passed upon for us by Musick, Peeler & Garrett LLP, Westlake Village, California, and for the underwriters or agents, if any, by a firm named in the prospectus supplement relating to the particular security.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves owned by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by DeGolyer and MacNaughton, independent consulting petroleum engineers, and all such information has been so incorporated in reliance on the authority of such firm as experts regarding the matters contained in their report. Future estimates of oil and natural gas reserves and related information hereafter incorporated by reference in this prospectus and the registration statement will be incorporated in reliance upon the reports of the firm examining such oil and gas reserves and related information and upon the authority of that firm as experts regarding the matters contained in their reports, to the extent the firm has consented to the use of their reports.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Set forth below is an estimate of the approximate amount of the fees and expenses expected to be incurred by Berry Petroleum Company in connection with offerings described in this Registration Statement.

SEC Registration Fee	$ *
Trustee Fees and Expenses	**
Printing and Engraving	**
Accounting Fees and Expenses	**
Rating Agency Fees and Expenses	**
Legal Fees and Expenses	**
Engineering Fees and Expenses	**
Miscellaneous	**

Total	$ **

* To be deferred pursuant to Rule 456(b) and calculated in connection with the offering of securities under this registration statement pursuant to Rule 457(r).

** These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

Berry Petroleum Company is incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceeding so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. Article 8 of the Bylaws of Berry Petroleum Company permits indemnification of directors and officers to the fullest extent permitted by Section 145 of the DGCL. Reference is made to the Bylaws of Berry Petroleum Company. Additionally, Berry Petroleum Company has acquired directors and officers insurance, which includes coverage for liability under the federal securities laws. Berry Petroleum Company has also entered into indemnification agreements with each of its directors and certain of its officers that provide contractual rights to indemnity and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The above discussion of Berry Petroleum Company's Bylaws and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Restated Certificate of Incorporation and statutes.

Item 16. Exhibits

Exhibit Number	Description of Exhibits

1*	Form of Underwriting Agreement
4.1*
Rights Agreement between Berry Petroleum Company and ChaseMellon Shareholder Services L.L.C. dated as of December 8, 1999, incorporated by reference from Exhibit 1 to Berry Petroleum Company's Registration Statement on Form 8-A12B filed on December 7, 1999 (File No. 778438-99-000016).

4.2	Form of Indenture for Senior Debt Securities
4.3	Form of Indenture for Subordinated Debt Securities
4.4*	Form of Certificate of Designations of Preferred Stock
4.5*	Form of Debt Warrant Agreement (including form of Debt Warrant Certificate)
4.6*	Form of Preferred Stock Warrant Agreement (including form of Preferred Stock Warrant Certificate)
4.9*	Form of Common Stock Warrant Agreement (including form of Common Stock Warrant Certificate)
5.1	Opinion of Musick, Peeler & Garrett LLP
12.1	Computation of Ratios of Earnings to Fixed Charges
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accountants
23.2	Consent of DeGolyer and MacNaughton
23.3*	Consent of Musick, Peeler & Garrett LLP (set forth in their opinion filed as Exhibit 5.1)
25.1	Statement of Eligibility of Trustee on Form T-1 with respect to Debt Securities
* To be filed by either by amendment or as an exhibit to a current report on Form 8-K and incorporated by reference herein.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, That paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for purposes of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by and undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bakersfield, California on the ___ day of June, 2006.

BERRY PETROLEUM COMPANY By: /s/ RALPH J. GOEHRING Ralph J. Goehring Executive Vice President and Chief Financial Officer

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints Robert F. Heinemann and Ralph J. Goehring, and each of them, any one of whom may act without the joinder of the other, with full power of substitution, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below, all amendments and post-effective amendments to the Registration Statement, and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and all amendments and post-effective amendments thereto, as such attorney-in-fact may deem necessary or appropriate.

Signature	Title	Dated

/s/ MARTIN H. YOUNG, JR.	Chairman of the Board and Director	June 15, 2006
Martin H. Young, Jr.

/s/ ROBERT F. HEINEMANN	President, Chief Executive Officer (Principal Executive Officer) and Director	June 15, 2006
Robert F. Heinemann

/s/ RALPH J. GOEHRING	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 15, 2006
Ralph J. Goehring

/s/ DONALD A. DALE	Controller (Principal Accounting Officer)	June 15, 2006
Donald A. Dale

/s/ JOSEPH H. BRYANT	Director	June 15, 2006
Joseph H. Bryant

/s/ RALPH B. BUSCH, III	Director	June 15, 2006
Ralph B. Busch

/s/ WILLIAM E. BUSH, JR.	Director	June 15, 2006
William E. Bush, Jr.

/s/ STEPHEN L. CROPPER	Director	June 15, 2006
Stephen L. Cropper

/s/ J. HERBERT GAUL, JR.	Director	June 15, 2006
J. Herbert Gaul, Jr.

/s/ THOMAS J. JAMIESON	Director	June 15, 2006
Thomas J. Jamieson

/s/ J. FRANK KELLER	Director	June 15, 2006
J. Frank Keller